UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-12

                  The National Bank of Indianapolis Corporation
                  ---------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                                 --------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.
         1) Title of each class of securities to which transaction applies:_________________
         2) Aggregate number of securities to which transaction applies:________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______________________________
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         5)       Total fee paid:_______________________________________________
[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:_______________________________________
         2)       Form, Schedule or Registration Statement No.:_________________
         3)       Filing Party:_________________________________________________
         4)       Date Filed:___________________________________________________

                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

                    107 North Pennsylvania Street, Suite 700
                           Indianapolis, Indiana 46204

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held June 15, 2006

     Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of The National Bank of Indianapolis Corporation ("Corporation") will be held on June 15, 2006 at 3:00 p.m., local time, at 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana.

     The purposes of the meeting are:

     (1) Election of Directors. To elect four members to the Board of Directors of the Corporation to serve for a term of three years.

     (2) Ratification of Public Accountants. To ratify the selection of Ernst & Young, LLP, as independent public accountants of the Corporation for the year ending December 31, 2006.

     (3) Other Business: To transact such other business as may properly be presented at the meeting.

     Other than with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other matters which may properly come before the meeting. The Board of Directors of the Corporation has fixed the close of business on April 20, 2006 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the Annual Meeting.

                                          By Order of the Board of Directors



                                          MICHAEL S. MAURER
                                          Chairman of the Board


                   Important--Please mail your proxy promptly.

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented, regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may vote either in person or by proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof.

               The date of this Proxy Statement is April 24, 2006.

                               PROXY STATEMENT OF
                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

                             107 North Pennsylvania
                                    Suite 700
                           Indianapolis, Indiana 46204
                                 (317) 261-9000

                             -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held June 15, 2006

                            ------------------------


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The National Bank of Indianapolis Corporation (the "Corporation") of Proxies for use at an Annual Meeting of Shareholders of the Corporation to be held on June 15, 2006 at 3:00 P.M., local time, at the main office of the Corporation at 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana, and at any and all adjournment of such meeting. This Proxy Statement and accompanying form of proxy were first mailed to the shareholders on or about May 8, 2006.

Proposals Presented

     At the Annual Meeting, shareholders of the Corporation as of the close of business on April 20, 2006 will be asked to consider and vote upon the following matters:

     (1) Election of Directors. The election of four directors to the Board of Directors of the Corporation to serve until their successors are duly elected and qualified in accordance with Corporation's Articles of Incorporation.

     (2) Ratification of Public Accountants. To ratify the selection of Ernst & Young, LLP, Certified Public Accountants, as independent public accountants of the Corporation for the year ending December 31, 2006.

     If any other matters should properly come before the meeting, the proxies will be voted, with respect to these matters, in accordance with the recommendations of the Board of Directors. Except with respect to procedural matters incident to the conduct of the meeting, management of the Corporation does not know of any additional matters that may properly come before the Annual Meeting.

Voting Rights

     Only shareholders of record as of April 20, 2006 will be entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournment of such meeting. As of April 20, 2006, the Corporation had issued and outstanding 2,336,612 shares of Common Stock, which were held by approximately 602 shareholders of record. There are no other outstanding securities of the Corporation entitled to vote.

     Each issued and outstanding share is entitled to one vote, exercisable in person or by proxy. Ballots will be available at the Annual Meeting for shareholders desiring to vote in person.

     The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of April 20, 2006 is necessary to constitute a quorum at the Annual Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purpose of determining the approval of any matters submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The nominees for election as director of the Corporation named in this Proxy Statement will be elected by a plurality of the votes cast. Approval of any other item or matter which may be presented at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Proxies

     The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and certain employees who will not be specially compensated for such soliciting.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the proxy will not affect the shareholder's right to vote in person if he or she attends the meeting. Revocation may be made prior to the meeting (i) by written notice sent to Morris
L. Maurer, President, The National Bank of Indianapolis Corporation, 107 N. Pennsylvania, Suite 700, Indianapolis, Indiana 46204, (ii) personally upon oral or written request at the Annual Meeting, or (iii) by duly executing a proxy bearing a later date.

     The shares represented by proxies will be voted as instructed by the shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted "FOR" the election as directors of the four persons named as nominees in this Proxy Statement, and "FOR" the ratification of the selection of Ernst & Young, LLC, as the independent public accountants of the Corporation for the year ending December 31, 2006. If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees' positions.

                                     ITEM 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Corporation is currently composed of ten members. The Corporation's Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term.

     The terms of Kathryn G. Betley, David R. Frick, Philip B. Roby, and John T. Thompson, each of whom is an incumbent director, expire at the 2006 Annual Meeting of Shareholders. Each of these directors has been nominated for re-election to a three-year term to expire at the 2009 Annual Meeting of Shareholders. At the Annual Meeting proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors recommends that the shareholders vote FOR the election of the above-named nominees for Director.

Information Concerning Nominees, Directors and Executive Officers
-----------------------------------------------------------------

     The following sets forth information as to each nominee for election at the Annual Meeting, each director continuing in office, and each executive officer of the Corporation and the Bank as of December 31, 2005, including their ages, present principal occupations, other business experience during the last five years and directorships in other publicly held companies. Each individual's service with the Corporation and the Bank began at the formation of the Corporation in 1993, unless otherwise noted. In addition, all current directors of the Corporation are also current directors of the Bank.

     KATHRYN G. BETLEY - Age 64, Term Expires 2006. Ms. Betley, a director since 1995, was chairperson of the board, secretary and co-owner of Romancing the Seasons, a retail store located in Indianapolis, from 1989 through 2005. Ms. Betley is currently retired. Ms. Betley also is a member of the board of Visionary Enterprises, Inc., a subsidiary of Community Hospitals Foundation, Inc., which develops and manages surgery centers. Ms. Betley is an active community volunteer in the Indianapolis area and is involved with and serves on the boards of many civic organizations.

     JAMES M. CORNELIUS - Age 62, Term Expires 2007. Mr. Cornelius, a director, is Chairman and Chief Executive Officer of Guidant Corporation, a leading cardiac and vascular medical device company traded on the New York Stock Exchange. On January 17, 2006, Guidant announced its sale to Boston Scientific Corporation, with closing of the transaction expected in mid-April 2006. From 1995 until 2000, Mr. Cornelius served as the Senior Executive and Chairman of Guidant Corporation. From 2000 until November 2005, he served as non-Executive Chairman of the Board of Guidant Corporation. Mr. Cornelius was a director, a member of the Executive Committee and Chief Financial officer of Eli Lilly and Company from 1983 to 1994. Mr. Cornelius also serves as director of The Bristol-Myers Squibb Company, The Chubb Corporation, The DIRECTV Group, Given Imaging, Ltd.

     DAVID R. FRICK - Age 61, Term Expires 2006. Mr. Frick, a director, is retired from Wellpoint, Inc. (a health care management and health insurance company, which merged with Anthem Insurance), where he served as the executive vice president and chief legal and administrative officer until his retirement in June 2005. He joined Anthem Insurance in 1995 as Executive Vice President and Chief Legal and Administrative Officer. Prior to joining Anthem Insurance, he served as a director. Mr. Frick was a partner at the law firm of Baker & Daniels from 1982 to 1995, and he was managing partner from 1987 to 1992. He was Deputy Mayor of the City of Indianapolis from 1977 to 1982. He also is a director of Artistic Media Partners, Inc. (radio stations).

     ANDRE B. LACY - Age 66, Term Expires 2008. Mr. Lacy, a director, began his career in 1961 with the predecessor of Lacy Diversified Industries, Inc. as an analyst. Mr. Lacy held various positions with the company before becoming chairman and chief executive officer of LDI Ltd., LLC and its subsidiaries. Its various entities include: Lacy Distribution, Inc.; Tucker-Rocky Distributing; and, FinishMaster, Inc. Mr. Lacy was a director of Merchants National Bank & Trust Company and Merchants National Corporation/National City Corporation from 1979 through 1992. He also served as chairman of the Finance Committee and as a member of the Executive Committee. Mr. Lacy is currently a director of Patterson Companies, Inc., St. Paul, Minnesota; Herff Jones, Indianapolis, Indiana; and FinishMaster, Inc., Indianapolis, Indiana.

     G. BENJAMIN LANTZ, JR. - Age 70, Term Expires 2007. Dr. Lantz, a director, was president of the University of Indianapolis from 1988 through May 1998. He is currently retired and serves as an independent consultant. He served approximately 18 years in the administration of various colleges before he became vice president, administration and development at NESCO, Inc., a privately held manufacturing, real estate and engineering company located in Mayfield Heights, Ohio. Dr. Lantz's responsibilities included supervision of legal counsel and corporate recruitment. Dr. Lantz was also involved in acquisitions and divestitures and locating, analyzing and negotiating and conducting due diligence activities for the purchase of companies. Dr. Lantz also monitored corporate activities for four companies.

     MICHAEL S. MAURER - Age 63, Term Expires 2007. Mr. Maurer, the chairman of the board of the Corporation and the Bank, was self-employed as an attorney from 1969 through 1988. In 1990, Mr. Maurer became chief executive officer and fifty percent owner of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, The Court and Commercial Record, and Indiana Lawyer. From April 1991 through December 1992, Mr. Maurer served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana.

     MORRIS L. MAURER - Age 55, Term Expires 2008. Mr. Maurer is the president, chief executive officer and a director of the Corporation and the Bank. He has served in that capacity since the inception of the Corporation and the Bank. He was employed by Indiana National Bank/INB Financial Corporation from 1975 through 1992. In Mr. Maurer's capacity as senior vice president, he was responsible for corporate-wide strategic planning, venture capital, chairman of corporate and lead bank ALCO committees, mergers and acquisitions, and economic research. As chief financial officer, Mr. Maurer was responsible for general accounting, controller, investment, funds desk, security sales and brokerage functions. In addition, Mr. Maurer was a member of the executive management committee, and chairman of the state-wide bank integration committee.

     PHILIP B. ROBY - Age 63, Term Expires 2006. Mr. Roby is the executive vice president, chief operating officer and a director of the Corporation and the Bank and is also the chief lending officer of the Bank. He has served in those capacities since the inception of the Corporation and the Bank. He began his career at Indiana National Bank in 1965. During the years between 1967 and 1973, Mr. Roby worked as a Commercial Lending Officer and Correspondent Banking Officer at Indiana National Bank. In 1973, he was named manager of the Commercial Credit Department with responsibility for the Commercial Credit Training Program. In 1975, he became president of two real estate subsidiaries of the parent holding company, Indiana National Financial Corporation. From 1978 to 1990, he held the position of senior vice president and division head of the Metropolitan Division. Mr. Roby served as a member of the Commercial Loan Committee during this period. In 1990, Mr. Roby became president of INB Banking Company, Northeast, an affiliate bank of INB Financial Corporation, located in Fort Wayne, Indiana.

     TODD H. STUART - Age 41, Term Expires 2008. Mr. Stuart, a director, has been employed by Stuart's Household Furniture Moving & Storage, Inc., a household and commercial moving, packing and warehousing business since 1983. As vice president of the company, Mr. Stuart's responsibilities include sales, daily operations and supervision of more than 40 employees. Mr. Stuart is also president of National Environmental, which provides waste water and environmental clean up services and employs approximately 15 employees.

     JOHN T. THOMPSON - Age 51, Term Expires 2006. Mr. Thompson, a director, was elected to the Board on September 15, 2005 for a term to expire at the annual meeting of shareholders in 2006. Mr. Thompson is president and chief executive officer of Thompson Distribution Company, Inc., which is a distributor of mechanical supplies and equipment. He is also the president and chief executive officer of First Electric Supply Company, Inc., a distributor of electrical supplies and equipment, and a board member and chief financial officer of CMID, an architectural and engineering design firm. From 1984 to 2001, Mr. Thompson had been vice president of Mays Chemical Company, Inc., and was responsible for marketing, sales, customer service and purchasing.

     DEBRA L. ROSS - Age 44. Ms. Ross is the chief financial officer of the Corporation and the Bank. She has been employed by the Corporation and the Bank since their formation. She was employed as a staff accountant at KPMG-Peat Marwick from 1987 to 1989. From 1989 to 1993 she was employed by Summit Bank as assistant vice president and assistant controller, where she was responsible for developing and administering accounting policies and procedures, regulatory reporting, financial analysis, budgeting, and directing and supervising the activities of the accounting and cash management departments.

     MARK E. BRUIN - Age 48. In February 2006, Mr. Bruin was appointed as the chief client officer of the Bank. He has been employed by the Bank since 2001 and has 25 years of banking experience. Before joining the Bank, Mr. Bruin was employed by Bank One as a manager of a middle market lending division.

     TERRY K. SCOTT - Age 43. In February 2006, Mr. Scott was appointed as the chief credit officer of the Bank. He has been employed by the Bank since 1998 and has fourteen years of experience in banking. Before joining the Bank, Mr. Scott was employed by First Chicago / NBD Bank as a credit officer.

Additional Information Concerning Board of Directors
----------------------------------------------------

     Attendance at Meetings

     During 2005, the Board of Directors of the Corporation held 11 regular meetings and no special meetings. No incumbent director attended fewer than 75% of the aggregate number of Board meetings and meetings on committees on which he or she served, except for Mr. Cornelius, who attended 60.9% of such meetings.

     Director Attendance at the Annual Meeting of Shareholders

     All directors of the Corporation are encouraged to attend the annual meeting of the shareholders and the annual meeting of the Board of Directors. In 2005, all of the then-current directors of the Corporation were in attendance at the annual meeting of shareholders.

     Certain Relationships

     Certain family relationships exist among the directors of the Corporation. Michael S. Maurer and Morris L. Maurer are cousins. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

     Committees

     The Committees of the Corporation and the Bank consist of the ALCO/Investment Committee; the Audit, Compliance, and Conflict of Interest Committee; the CRA/Marketing Committee; the Compensation Committee; the 401(k) Committee; and the Loan Policy Committee.

     The Board of Directors had no standing nominating committee or any committee performing similar functions during 2005; such functions are performed by the Board of Directors as a whole. The Board believes that because eight of the ten incumbent directors are "independent," as defined in the listing standards of the National Association of Securities Dealers, it is appropriate for the entire Board of Directors to discuss and consider matters relating to nominations and the selection of director nominees. The Board of Directors does not have a formal policy with respect to the consideration of any nominees recommended by a shareholder. In the nominee process, the Board of Directors identifies director nominees through a combination of referrals, including by management, existing board members and shareholders. Once a candidate has been identified, the Board of Directors reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board of Directors believes it to be appropriate, certain Directors may meet with the proposed nominee before making a final determination. The Board of Directors considers all factors it deems relevant regarding a possible director nominee, including his or her business experience, civic involvement, and general reputation in the community. In this respect, the Board has not identified any specific minimum qualifications which must be met to be considered as a nominee. The Board of Directors received no security holder recommendations for nomination to the Board of Directors in connection with the 2006 annual meeting of shareholders. The director nominees for the 2006 annual meeting are all incumbent directors.

     The Corporation's and the Bank's Audit, Compliance, and Conflict of Interest Committee consisted of Ms. Betley (Chairperson), Dr. Lantz and Mr. Cornelius in 2005. Mr. Thompson was elected as a member of the Audit Committee in January 2006. The Board of Directors has determined in its reasonable business judgment that the members of the Audit Committee are "independent", as defined in the listing standards of the National Association of Securities Dealers, and that Mr. Cornelius is an audit committee financial expert. This Committee met seven times during 2005. The report of the Audit Committee is set forth later in this proxy statement under the caption "Report of the Audit Committee."

     The principal functions of the Audit Committee include:

     o    Annually evaluating and appointing the external auditor;
     o Reviewing with the external auditor and with management the proposed scope of the annual audit, past audit experience, the Corporation's program for the internal examination and verification of its accounting records and the results of recently completed internal examinations;
     o Reviewing any significant disagreements between management and the external auditor in connection with the preparation of the financial statements;
     o Discussing the quality and adequacy of the Corporation's disclosure controls and internal controls with management, the internal auditors and the external auditor;
     o Reviewing the Corporation's annual and quarterly filings with the Securities and Exchange Commission; and
     o Reviewing with the Bank's compliance officer the Bank's compliance with regulatory requirements.

     The Corporation and the Bank's Compensation Committee during 2005 consisted of Mr. Frick, (Chairperson), Michael S. Maurer, Mr. Lacy and Mr. Stuart. This Committee met five times during 2005. The report of the Compensation Committee is set forth later in this proxy statement under the caption "Compensation of Officers --Compensation Committee Report." The principal functions of the Compensation Committee include the setting of the compensation of the executive officers of the Bank and recommendations with respect to other compensation matters to the Board of Directors.

     Compensation of Directors

     To assist in attaining profitability, prior to 2001 Directors of the Corporation and the Bank were compensated for their services as directors solely by the grant of stock options. In June 1996 the Board of Directors adopted a resolution providing that Directors be compensated with stock options each year having a net present value of approximately $17,500 to $20,000 until such time as the Directors are compensated with cash compensation. After analyzing the form and amount of compensation paid to similarly situated companies, the Directors determined that beginning in 2001 Directors would be compensated in the form of cash and grants of stock. For 2005 Messrs. Cornelius, Frick, Lacy, Lantz, and Stuart and Ms. Betley each were awarded 262 shares of stock and were paid $833 per board meeting attended. In addition, for all committee meetings except the audit committee, Directors were paid $500 per committee meeting attended. Mr. Thompson, who became a member in September 2005, received $833 for each of the meetings he attended. Members of the audit committee received $700 per audit committee meeting attended. Ms. Betley, the chairperson of the audit committee, also received a fee of $2,000 for her service as audit committee chairperson. In 2005, Michael S. Maurer, who is the Chairman of the Board of Directors but is not an employee, received an annual director fee composed of a cash payment equal to $40,000 in January and a grant of shares of the Corporation equal to $40,000 in July, which number of shares equaled 1,050 shares. Mr. Maurer receives no other fees in his capacity as a director. Morris
L. Maurer and Philip B. Roby were not separately compensated for their services as directors of the Corporation or the Bank.

                      EXECUTIVE OFFICERS OF THE CORPORATION

     The executive officers of the Corporation, as of December 31, 2005, all of whom serve for a one-year term, consist of Morris L. Maurer, president and chief executive officer; Philip B. Roby, executive vice president, chief operating officer and chief lending officer; and Debra L. Ross, chief financial officer. Mark E. Bruin, the chief client officer of the Bank, and Terry K. Scott, the chief credit officer of the Bank, each were appointed to these positions in February 2006.

                            COMPENSATION OF OFFICERS

Compensation Committee Report
-----------------------------

     Decisions on compensation of the Corporation's executives are made by the Compensation Committee of the Board, which also serves as the Compensation Committee of the Bank. Each member of the Compensation Committee is a non-employee director. All decisions of the Compensation Committee relating to the compensation of the Corporation and the Bank's executive officers are reviewed by the full Board.

     During 2005, the Compensation Committee engaged a consultant to assist the Committee in the development of the compensation arrangements for the executive officers. The consultant developed from publicly available information a peer group for the purpose of summarizing certain compensation information for chief executive officers. The consultant met with the Compensation Committee in April 2005 and presented information related to base salary, annual incentives, equity and other forms of compensation, employment agreements and retirement plans (including deferred compensation arrangements). The Compensation Committee used this information and the information discussed below in setting the total compensation of executive officers of the Corporation. Based in part upon this information, the Compensation Committee also caused to be prepared for Morris L. Maurer and Philip B. Roby forms of employment agreements and forms of deferred compensation arrangements, which were entered into with Messrs. Maurer and Roby in December 2005.

     Compensation Policies For Executive Officers

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation to the executive officers and to reward officers for individual performances and for performance of the Corporation as a whole. Although there are established goals and standards relating to performance of the Corporation, these goals and standards are not established solely for purposes of setting compensation of executive officers. The Compensation Committee does, however, in setting compensation levels consider the Corporation and the Bank's performance compared to the Annual Plan and compared to certain established non-financial goals.

     Base Salary

     Each executive officer is reviewed individually by the Compensation Committee, which review includes an analysis of the performance of the Corporation and the Bank. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

     Bonus Amounts

     For 2005 the Compensation Committee approved an incentive bonus plan ("Incentive Bonus Plan") for all employees of the Bank. Under the terms of the Incentive Bonus Plan, all employees received a bonus of a percentage of their salary, based upon the amount by which the Bank exceeded its profit plan. Employees received a bonus equal to approximately 12% of their salaries for 2005.

     Employees, other than Morris L. Maurer and Philip B. Roby, also participated in the 2005 Discretionary Bonus Plan. Bonus amounts under this plan totaled $66,000. Under this plan, certain eligible employees, including Debra L. Ross, received bonuses as determined in the discretion of Messrs. Maurer and Roby, based upon a comparison of the specific employee's goals and objectives with actual performance.

     An additional bonus amount in the aggregate amount of $79,000, or 15% of the combined salaries for Morris L. Maurer and Philip B. Roby for 2005, also was established under the 2005 Top Management Bonus Plan. Only Messrs. Maurer and Roby were eligible to participate in this plan. Aggregate bonuses of $79,000 were awarded under this plan after a review by the Compensation Committee of the performance of Messrs. Maurer and Roby in areas considered critical to the success of the Corporation and the Bank, including a comparison of the Corporation's performance to the 2005 goals for growth in assets, loans, "wealth management" assets under management, and net income; and, consideration of non-financial performance, including the results of regulatory examinations.

     Deferred Compensation Plan

     Because the Corporation adopted a deferred compensation plan for Messrs. Maurer and Roby in 2005 after the time at which Messrs. Maurer and Roby could have elected to make deferrals for 2005, under applicable law the Corporation could not make a matching contribution for 2005. As a result, on December 15, 2005, the Compensation Committee awarded Mr. Maurer $37,200 and Mr. Roby $32,850 as supplemental contributions under the Plan for 2005.

     Other Compensation Plans

     The Corporation has adopted the 2005 Equity Incentive Plan, which provides for the grant of options and the award of shares of restricted stock to eligible employees. No awards were made under this plan in 2005. At various times, the Corporation also has adopted certain broad-based employee benefit plans for all employees. Senior executives are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.

     Mr. Maurer's 2005 Compensation

     Regulations of the Securities and Exchange Commission require that the Compensation Committee disclose the Committee's basis for compensation reported for any individual who served as the Chief Executive Officer during the last fiscal year. Morris L. Maurer's salary was determined in the same manner as discussed above for other senior executives.

Members of the Compensation Committee:

David R. Frick (Compensation Committee Chairperson),
Michael S. Maurer,
Andre B. Lacy, and
Todd H. Stuart

Compensation Committee Insider Participation
--------------------------------------------

     During the past fiscal year, none of the executive officers who received compensation from the Corporation or the Bank served on the Compensation Committee.

                           Summary Compensation Table
                           --------------------------

     The following table sets forth for the fiscal year ending December 31, 2005 the cash compensation paid by the Corporation or the Bank, as well as certain other compensation paid or awarded during those years, to the chief executive officer and any other executive officer whose total annual salary and bonus equaled or exceeded $100,000.

-----------------------------------------------------------------------------------------------------------------
                           Annual Compensation (1)               Long Term Compensation
-----------------------------------------------------------------------------------------------------------------
Name and          Year       Salary           Bonus           Restricted        Securities               All
Principal                     ($)            ($)(2)              Stock          Underlying              Other
Position                                                        Awards         Options/SARS         Compensation
                                                                ($)(3)              (#)                  (4)
-----------------------------------------------------------------------------------------------------------------
Morris L.        2005       $285,163          $78,622            $0                 -0-              $43,500
Maurer,
President and
Chief
Executive
Officer
-----------------------------------------------------------------------------------------------------------------
                 2004       $256,367          $83,817            $0                 -0-               $6,150
-----------------------------------------------------------------------------------------------------------------
                 2003       $235,667          $45,790            $0                 -0-               $6,000
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Philip B.        2005       $247,264          $68,912            $0                 -0-              $39,150
Roby,
Executive
Vice
President and
Chief
Operating
Officer
-----------------------------------------------------------------------------------------------------------------
                 2004       $220,584          $73,034            $0                 -0-               $6,150
-----------------------------------------------------------------------------------------------------------------
                 2003       $205,199          $40,071            $0                 -0-               $6,000
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Debra L.         2005       $144,346          $22,580            $0                 -0-               $5,064
Ross, Senior
Vice
President and
Chief
Financial
Officer
-----------------------------------------------------------------------------------------------------------------
                 2004       $113,562          $24,441            $0                 -0-               $3,725
-----------------------------------------------------------------------------------------------------------------
                 2003       $108,446          $10,591            $0                 -0-               $3,820
-----------------------------------------------------------------------------------------------------------------

(1) While executive officers enjoy certain perquisites, the amount of such perquisites are less than 10% of such officer's annual salary and bonus and are not required to be reported.

(2) Amounts include amounts awarded under the Incentive Bonus Plan and additional amounts deemed appropriate in recognition of performance critical to the success of the Bank.

(3) At December 31, 2005, the total number and value (based on a value of $41.00 per share) of shares of restricted stock held by the named executive officers were as follows: Mr. Maurer (15,440 shares; $633,040); Mr. Roby (18,250 shares; $748,250); and Ms. Ross (3,000 shares; $123,000). The assumed value of $41.00 at December 31, 2005 is the value determined by the Board of Directors for purposes of the Corporation's 401(k) Savings Plan to be the "fair market value" of a share of the Corporation's Common Stock at December 31, 2005, without giving effect to the diminution in value attributable to the restrictions on such stock. Because there is not an established trading market for the Common Stock, the assumed value of $41.00 at December 31, 2005 may not reflect the actual price which would be paid for a share of the Common Stock in an active or established trading market and should not necessarily be relied upon when determining the value of a shareholder's investment.

(4) These amounts represent amounts contributed by the Corporation under the Corporation's 401(k) plan. In addition, for 2005 these amounts include a supplemental contribution of $37,200 for Mr. Maurer and $32,850 for Mr. Roby under the Executives' Deferred Compensation Plan.

Employment Contracts
--------------------

     In December 2005, the Corporation entered into an agreement with Morris L. Maurer, the president and chief executive officer of the Corporation, and an agreement with Philip B. Roby, the executive vice president and chief operating officer of the Corporation.

     The term of each agreement is from December 15, 2005 until the date the executive's employment with the Corporation is terminated or the executive's 65th birthday. Under the terms of each agreement, the executive will receive severance pay if his employment is terminated by the Corporation for any reason other than cause, disability, retirement, resignation, or death of the executive. The executive will also receive severance pay if he elects to terminate his employment for "good reason."

     If the executive is entitled to receive severance pay, he will receive through the date of termination his salary, a pro-rata portion of his annual bonus for the fiscal year in which the termination occurs, and accrued vacation time. He also will receive an amount equal to two times his highest annual rate of base salary during the 12-month period immediately prior to termination, two times his most recent bonus amount prior to termination, and two times the highest amount shown in the "all other compensation" column of the summary compensation table set forth in the Corporation's proxy statement most recently filed with the Securities and Exchange Commission. The Corporation also will maintain in full force and effect for the benefit of the executive each employee welfare benefit plan and pension plan in which the executive participated immediately prior to termination (unless an essentially equivalent plan is provided by a subsequent employer). The Corporation also will provide the executive with two additional years of service credit under all nonqualified retirement plans and excess benefit plans in which the executive participated immediately prior to his termination. Under the terms of each agreement, the executive generally will be subject to a confidentiality requirement and a two-year non-solicitation and covenant-not-to-compete following termination of employment.

     If a "change of control" has occurred and the Corporation terminates the executive's employment for any reason other than cause during the 12-month period immediately following the change in control, or the executive elects to terminate his employment during the 90-day period immediately following the change in control for any reason other than disability or death, the executive will receive 2.99 times his "base amount" and an additional "gross-up" payment if this amount is subject to an excise tax under the Internal Revenue Code. The "gross-up" payment will be made so that after payment by the executive of all taxes the executive will retain an amount of the gross-up payment equal to the excise tax imposed on any payments received.

Deferred Compensation Plan
--------------------------

     In December 2005 the Corporation also adopted The National Bank of Indianapolis Corporation Executives' Deferred Compensation Plan (the "Plan"), effective January 1, 2005. Mr. Maurer and Mr. Roby are the only two executives currently eligible to participate in the Plan. Under the terms of the Plan, participants may defer up to 50% of total cash compensation, and the Corporation will match 50% of the executive's deferral. The Plan is unfunded and accruals and earnings on the deferrals will be recorded as a liability on the Corporation's financial statements. The Plan is administered by the Compensation Committee of the Board of Directors. Earnings will accrue interest at a rate equal to the interest rate on 10-year Treasury securities for the 12-month period ended on September 30 of the year prior to the plan year to which the earnings rate will apply, plus 150 basis points. The Corporation may also make additional matching contributions in any amount as may be determined by the Committee in its sole discretion. In addition, the Committee may make supplemental contributions. Matching and supplemental contributions under the plan will vest upon the first to occur of the following events: five years of service, the participant attaining age 62, the death of the participant, the total and permanent disability of the participant, or the date on which there is a change of control of the Corporation.

Employee Benefit Plans
----------------------

     Stock Plans

     On April 21, 2005, the Board of Directors of the Corporation approved The National Bank of Indianapolis Corporation 2005 Equity Incentive Plan (the "2005 Plan"), subject to shareholder approval, which approval was received on June 16, 2005, at the 2005 Annual Meeting of Shareholders of the Corporation. The Board of Directors of the Corporation believes these programs provide an important incentive to those who will be instrumental to the success of the Corporation and of the Bank.

     All employees of the Corporation or its subsidiaries are eligible to become participants in the 2005 Plan. The Committee will determine the specific employees who, in the future, will be granted awards under the 2005 Plan and the type and amount of any such awards.

     The 2005 Plan authorizes the issuance of up to 333,000 shares of the Corporation's common stock to participants pursuant to the award of shares of restricted stock or the grant of options. The 2005 Plan will continue in effect until terminated by the Board of Directors; provided, however, no awards of "incentive stock options" may be granted under the 2005 Plan after the ten-year anniversary of its approval by the shareholders. Any awards that are outstanding after the 2005 Plan terminates will remain subject to the terms of the 2005 Plan.

     The Administrative Committee of the 2005 Plan may grant an incentive stock option or non-qualified stock option to purchase stock at a specified exercise price. The exercise price for an option cannot be less than the fair market value of the stock to which the option relates at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Corporation as consideration for the grant of a replacement option with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above.

     Options will be exercisable in accordance with the terms established by the Administrative Committee. The full purchase price of each share of stock purchased on the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Administrative Committee, the exercise price will be payable in cash, by promissory note (as permitted by law), in shares of stock owned by the optionee (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restriction, and contingencies on stock acquired pursuant to the exercise of an option as it determines to be desirable.

     Terminated 1993 Plans. On June 30, 2005 the Corporation terminated the Amended and Restated 1993 Key Employees' Stock Option Plan and the Amended and Restated 1993 Restricted Stock Plan (collectively, the "1993 Plans"). The awards which are outstanding under the 1993 Plans will remain outstanding following the termination of the 1993 Plans subject to their terms, until they are expired, are forfeited or otherwise lapse or expire.

     Disclosure Of Equity Compensation Plan Information As Of December 31, 2005

     The following table provides information on all existing Stock Option Plans and Restricted Stock Plans as of December 31, 2005.

------------------------------------------------------------------------------------------------------------
                                                                                              (c)
                                                                                     Number of securities
                                        (a)                        (b)              remaining available for
       Plan category          Number of securities to       Weighted-average         future issuance under
                              be issued upon exercise       exercise price of         equity compensation
                              of outstanding options,     outstanding options,         plans (excluding
                                warrants and rights        warrants and rights      securities reflected in
                                                                                          column (a))
------------------------------------------------------------------------------------------------------------
 Equity compensation plans          257,525 (2)                  $22.52                 333,000 (3) (4)
    approved by security
        holders (1)
------------------------------------------------------------------------------------------------------------

(1) Includes all outstanding Stock Option Plans and Restricted Stock Plans of the Corporation.

(2) Includes securities to be issued upon the exercise of options under the Stock Option Plans, and does not include any shares of outstanding restricted stock.

(3) Represents shares subject to or reserved for issuance under the 2005 Equity Incentive Plan.

(4) Not reflected in the above are shares which may be issued in connection with the payment of directors' fees. In 2005, each non-employee Director of the Corporation, other than the Chairman of the Board, received as partial payment of director fees grants of 262 shares of the common stock of the Corporation (for an aggregate number of 1,572 shares). In addition, the above does not include shares which may be issued in connection with the payment of director fees to the Chairman of the Board. In 2005, the Chairman received as partial payment of his director fees 1,050 shares. For a discussion of these fees, see the portion of this proxy statement entitled "Compensation of Directors" above.

     Aggregate Option Exercise and Fiscal Year-end Option Values Table

     The following table shows the shares acquired and the dollar value realized upon the exercise of options during 2005 by Messrs. M.L. Maurer and Roby and Ms. Ross and the number of shares covered by both exercisable and non-exercisable stock options by Messrs. M.L. Maurer and Roby and Ms. Ross as of December 31, 2005. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end assumed price of the Common Stock. For purposes of the following table, the year-end price of the stock was assumed to be $41.00, which is the value determined by the Board of Directors for purposes of the Corporation's 401(k) Savings Plan to be the "fair market value" of a share of the Corporation's Common Stock at December 31, 2005. Because there is not an established trading market for the Common Stock, the assumed price of $41.00 may not reflect the actual price which would be paid for shares of the Common Stock in an active or established trading market and should not necessarily be relied upon when determining the value of a shareholder's investment.

--------------------------------------------------------------------------------------------------------------
                                                      Number of Shares               Value of Unexercised
                                               Underlying Unexercised Options        In-the-Money Options
                                                     at Fiscal Year End               At Fiscal Year End
--------------------------------------------------------------------------------------------------------------
     Name           Shares          Value
                 Acquired on      Realized      Exercisable    Unexercisable     Exercisable    Unexercisable
                 Exercise (#)        ($)
--------------------------------------------------------------------------------------------------------------
Morris L.           - 0 -           - 0 -         12,500           9,500          $262,500        $116,375
Maurer

--------------------------------------------------------------------------------------------------------------

Philip B. Roby      - 0 -           - 0 -         10,000           7,500          $210,000        $ 91,875

--------------------------------------------------------------------------------------------------------------

Debra L. Ross        400           $7,476          - 0 -           4,000            - 0 -         $ 49,000

--------------------------------------------------------------------------------------------------------------

401(k) Savings Plan

     The Corporation sponsors The National Bank of Indianapolis Corporation 401(k) Savings Plan for the benefit of substantially all of the employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries become participants in the 401(k) Plan after attaining age 21.

     Each participant may enter into a salary redirection agreement with the Corporation or the Bank whereby the Corporation or the Bank redirects to the participant's account in the 401(k) Plan an amount, on a pre-tax basis, equal to not less than one percent (1%) or more than fifty percent (50%) of the participant's compensation, as defined in the 401(k) Plan. In addition, participants who have attained age 50 may elect to make a "catch-up contribution" up to the dollar amount specified in Section 414(v) of the Internal Revenue Code. If a participant makes salary redirection contributions to the 401(k) Plan, the Corporation will make a "safe harbor" matching contribution in the amount necessary to match 100% of the first 3% deferred and 50% of the next 2% of the participant's salary redirection contribution. The Board of Directors of the Corporation may, in its discretion, make an additional matching contribution to the 401(k) Plan in such amount as the Board may determine. In addition, the Corporation may fund all or any part of its matching contributions with shares of its stock. The Corporation also may, in its discretion, make a profit sharing contribution to the 401(k) Plan.

     An employee who has an interest in a qualified retirement plan with a former employee may transfer the eligible portion of that benefit into a rollover account in the 401(k) Plan. The participant may request that the trustee invest up to 50% of the fair market value of the participant's rollover contribution to a maximum of $200,000 (valued as of the effective date of the contribution to the 401(k) Plan) in whole and fractional shares of the Common Stock to the Corporation.

     Benefits under the 401(k) Plan are distributable to participants or their beneficiaries in a single sum payment upon retirement, death, disability or termination of employment.

Certain Other Transactions
--------------------------

     The Corporation's officers and directors, as well as firms and companies with which they are associated, have had and will have banking transactions with the Bank. It is the policy of the Bank that any credit extended to such persons, firms and companies will be extended only in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and will not involve more than the normal risk of collectability or present other unfavorable features.

                       FIVE YEAR TOTAL SHAREHOLDER RETURN

     The following indexed graph indicates the Corporation's total return to its shareholders on its common stock for the past five years, assuming dividend reinvestment, as compared to total return for the Russell 2000 Index and the Peer Group Index (which is a line-of-business index prepared by an independent third party consisting of stock of banks with assets between $500 million and $1 billion). The comparison of total return on investment for each of the periods assumes that $100 was invested on January 1, 2001, in each of the Corporation, the Russell 2000 Index, and the Peer Group Index.

                        [PERFORMANCE CHART APPEARS HERE]


                                                                       Period Ending
                                   -----------------------------------------------------------
Index                              12/31/00  12/31/01  12/31/02  12/31/03  12/31/04  12/31/05
----------------------------------------------------------------------------------------------
The National Bank of Indianapolis    100.00    113.04    128.26    139.13    156.52    178.26
Corporation
Russell 2000                         100.00    102.49     81.49    120.00    142.00    148.46
SNL $500M-$1B Bank Index             100.00    129.74    165.63    238.84    270.66    282.26

Shares of the common stock of the Corporation are not traded on any national or regional exchange or in the over-the-counter market and there is not an established market for the common stock. For purposes of the above graph, the year-end price of the stock was assumed to be the value determined by the Board of Directors for purposes of the Corporation's 401(k) Savings Plan to be the "fair market value" of a share of the Corporation's Common Stock at December 31. Because there is not an established trading market for the Common Stock, these assumed prices may not reflect the actual price which would be paid for shares of the Common Stock in an active or established trading market and should not necessarily be relied upon when determining the value of a shareholder's investment.

                    SENIOR FINANCIAL OFFICERS CODE OF ETHICS

     The Board of Directors of the Corporation has adopted a Senior Financial Officers Code of Ethics that applies to the Corporation's senior financial officers, consisting of the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The purpose of the Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Corporation's financial records and the preparation of financial statements filed with the Securities and Exchange Commission. This Code of Ethics supplements the Code of Ethics applicable to all of the Corporation's and the Bank's employees. A copy of the Corporation's Senior Financial Officers Code of Ethics is available to any person who requests a copy, free of charge, by calling Suzanne Harris at (317) 261-9000.


                             PRINCIPAL SHAREHOLDERS

     The following table contains information concerning individuals or entities who, to the knowledge of the Corporation, beneficially owned on April 20, 2006, more than 5% of the Common Stock of the Corporation:

--------------------------------------------------------------------------------------------
Name and Address of Beneficial Owner       Shares Beneficially Owned      Percent of Class
--------------------------------------------------------------------------------------------
Michael S. Maurer                                   584,827 (1)               24.7%
--------------------------------------------------------------------------------------------
Eugene and Marilyn Glick                            125,000                    5.3%
--------------------------------------------------------------------------------------------

(1) Includes 29,000 shares which Mr. Maurer has the right to acquire pursuant to the exercise of stock options.


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of April 20, 2006 the total number of shares of Common Stock of the Corporation beneficially owned by each director and executive officer of the Corporation and by all directors continuing in office and executive officers as a group. The number of shares shown as being beneficially owned by each director and executive officer are those over which he or she has sole voting or investment power, unless otherwise noted.

----------------------------------------------------------------------------------------------------------
Name of Beneficial Owner                               Number of Shares                  Percent of Class
----------------------------------------------------------------------------------------------------------
Kathryn G. Betley                                           14,520  (1)                       0.6%
----------------------------------------------------------------------------------------------------------
James M. Cornelius                                          33,145                            1.4%
----------------------------------------------------------------------------------------------------------
David R. Frick                                              24,895                            1.1%
----------------------------------------------------------------------------------------------------------
Andre B. Lacy                                               40,145 (2)                        1.7%
----------------------------------------------------------------------------------------------------------
G. Benjamin Lantz, Jr.                                      25,195 (2)                        1.1%
----------------------------------------------------------------------------------------------------------
Michael S. Maurer                                          584,827 (3)                       24.7%
----------------------------------------------------------------------------------------------------------
Morris L. Maurer                                           106,908 (4)                        4.6%
----------------------------------------------------------------------------------------------------------
Philip B. Roby                                              42,761 (5)                        1.8%
----------------------------------------------------------------------------------------------------------
Todd H. Stuart                                               4,050 (6)                        0.2%
----------------------------------------------------------------------------------------------------------
John T. Thompson                                             2,000                            0.1%
----------------------------------------------------------------------------------------------------------
Debra L. Ross                                                4,322 (7)                        0.2%
----------------------------------------------------------------------------------------------------------
Mark E. Bruin                                               10,181  (8)                       0.4%
----------------------------------------------------------------------------------------------------------
Terry K. Scott                                               1,764  (9)                       0.1%
----------------------------------------------------------------------------------------------------------
Directors and executive officers as a group                894,713                           36.8%
(consisting of 13 individuals)
----------------------------------------------------------------------------------------------------------

(1) Includes 8,500 shares which such individual has the right to acquire pursuant to the exercise of options.

(2) Includes 10,500 shares which such individual has the right to acquire pursuant to the exercise of options.

(3) Includes 29,000 shares which such individual has the right to acquire pursuant to the exercise of options.

(4) Includes 38,000 shares held jointly with the spouse of Mr. Maurer, 12,500 shares which Mr. Maurer has the right to acquire pursuant to the exercise of stock options, 15,440 shares of restricted stock, and 2,425 shares in the 401(k) Plan allocated to the account of Mr. Maurer.

(5) Includes 6,900 shares held jointly with the spouse of Mr. Roby, 3,000 shares held by the spouse of Mr. Roby as custodian for the grandchildren of Mr. Roby, 10,000 shares which Mr. Roby has the right to acquire pursuant to the exercise of stock options, 18,250 shares of restricted stock, and 2,111 shares in the 401(k) Plan allocated to the account of Mr. Roby.

(6) Includes 4,000 shares which such individual has the right to acquire pursuant to the exercise of options.

(7) Includes 3,000 shares of restricted stock, and 1,322 shares in the 401(k) Plan allocated to the account of Ms. Ross.

(8) Includes 5,600 shares which Mr. Bruin has the right to acquire pursuant to the exercise of stock options, 4,000 shares of restricted stock, and 581 shares in the 401(k) Plan allocated to the account of Mr. Bruin.

(9) Includes 800 shares which Mr. Scott has the right to acquire pursuant to the exercise of stock options, 700 shares of restricted stock, and 264 shares in the 401(k) Plan allocated to the account of Mr. Scott.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission require that the Corporation disclose late filings of reports by these individuals. Except as set forth below and based solely on a review of Forms 3, 4 and 5 and amendments to such forms, the Corporation believes that all filings on behalf of such persons were made on a timely basis in 2005. One inadvertent late filing was made for Dr. Lantz pertaining to the exercise of certain stock options on March 2, 2005. A Form 4 relating to this transaction was filed for Dr. Lantz on April 27, 2005, the date the omission was discovered.


                                     ITEM 2
                      RATIFICATION OF INDEPENDENT AUDITORS


     The Board of Directors of the Corporation proposes that the shareholders ratify the selection by the Audit Committee of the firm of Ernst & Young, LLP, Certified Public Accountants, as independent public accounts for the Corporation for the year ending December 31, 2006. Ernst & Young has been the independent auditors of the Corporation since its inception in 1993. In the event the selection of Ernst & Young is not ratified by the shareholders, the Audit Committee will consider selection of other independent public accountants for the year ending December 31, 2006. Representatives of Ernst & Young are not expected to be in attendance at the Annual Meeting.

                                   AUDIT FEES

     The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2005 and 2004 and for other services rendered for the years ended December 31, 2005 and 2004 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation.

                                            Years ended December 31
                                           2005                  2004
                                           ----                  ----
Audit Fees                               $130,855               106,420
Audit-Related Fees                          6,000                 8,000
Tax Fees                                   14,950                19,740
Other Fees                                    345                    80
                                        ---------              --------
                                         $152,150               134,240
                                        =========              ========

     Audit Fees: Consists of fees billed for professional services rendered for
(i) the audit of the Corporation's consolidated financial statements, (ii) audit of internal control over financial reporting; (iii) quarterly reviews and review of the Corporation's Form 10-K; and (iv) accounting consultations on matters addressed during the audit or interim reviews.

     Audit-Related Fees: Consists of fees billed for review of NBIN Statutory Trust I and student lender audit guide.

     Tax Fees: Consists of tax return preparation.

     All Other Fees: Consists of fees for all other services other than those reported above. These services include the fee to access EY Online, which is used for research of accounting pronouncements and regulatory issues. The Corporation's intent is to minimize services in this category.

     In selecting Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2006, the Audit Committee has considered whether services other than audit and audit-related provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     All of the fees and services described above under "audit fees", "audit-related fees", "tax fees" and "other fees" were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and its subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No 61). In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Corporation, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), considered the compatibility of nonaudit services (including audit-related services set forth above) with the auditors' independence, and concluded that the provision of the nonaudit services was compatible with such independence.

     The Audit Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal control and the overall quality of the

Corporation's financial reporting. The Audit Committee held seven meetings during fiscal year 2005.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has recommended, subject to shareholder approval, the selection of the Corporation's independent auditors.

     To further assist in ensuring the independence of the independent auditors, in March 2002 the Audit Committee adopted a resolution limiting the non-audit services which the independent auditors could provide to the Corporation or the Bank. As provided in this resolution of the Audit Committee, neither the Corporation nor the Bank may hire the Corporation's independent auditors to perform any consulting work without the specific written prior approval of the Audit Committee, other than with respect to tax related matters or matters relating to the preparation or filing of documents and reports with the Securities and Exchange Commission.

Members of the Audit Committee:

Kathryn G. Betley (Audit Committee Chairperson),
James M. Cornelius,
G. Benjamin Lantz, Jr., and
John T. Thompson.

                             SHAREHOLDERS PROPOSALS

     Any proposals which shareholders desire to present at the 2007 Annual Meeting must be received by the Corporation at its principal executive offices on or before January 8, 2007 to be considered for inclusion in the Corporation's proxy material for that meeting. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stock holding requirement. All proposals must be a proper subject for action at the 2007 Annual Meeting. In addition, any proposal submitted for consideration at the 2007 Annual Meeting but not for inclusion in the Corporation's proxy material for that meeting must be received no later than March 26, 2007 or such proposal will be considered untimely.

     If notice of any other shareholder proposal intended to be presented at the 2007 Annual Meeting is not received by the Corporation on or before March 26, 2007, the proxies will have discretionary authority to vote on the matter. Such proposals and notifications should be addressed to Morris L. Maurer, President of the Corporation, at 107 North Pennsylvania Street, Suite 700, Indianapolis, Indiana 46204.

                             ADDITIONAL INFORMATION

     The 2005 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2005, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material.

     Upon written request, the Corporation will provide without charge to each shareholder a copy of the Corporation's annual report on Form 10-K which is required to be filed with the Securities and Exchange Commission for the year ended December 31, 2005. All requests should be addressed to:

                       Debra L. Ross, CFO
                       The National Bank of Indianapolis Corporation
                       Suite 700
                       107 North Pennsylvania Street
                       Indianapolis, Indiana 46204

              SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

     Any shareholder who desires to contact the Chairman of the Board of Directors or the other members of the Board of Directors may do so electronically by sending an email to the following address:
BoardofDirectors@NBofI.com. Alternatively, a shareholder can contact the Chairman of the Board or the other members of the Board by writing to: Board of Directors, The National Bank of Indianapolis Corporation, Suite 700, 107 North Pennsylvania Street, Indianapolis, Indiana 46204. Communications received electronically or in writing are distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded to the Chairperson of the Audit Committee for review.


                                  OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors of the Corporation does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with the recommendations of the Board of Directors.

                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION
                        107 North Pennsylvania, Suite 700
                           Indianapolis, Indiana 46204

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Debra L. Ross and Suzanne C. Harris, or either of them, as Proxies, each with the power to appoint her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of The National Bank of Indianapolis Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 107 North Pennsylvania Street, Indianapolis, Indiana on June 15, 2006, at 3:00 p.m. (local time), or any adjournment thereof, on the following matters:

1. Election of Directors (for a 3-year term to expire at the 2009 Annual Meeting of Shareholders)

     [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to vote
         (except as marked to the                 for all nominees listed below
         contrary below)

         Kathryn G. Betley   David R. Frick   Philip B. Roby   John T. Thompson


(INSTRUCTION: To withhold authority to vote for any individual, strike a line through the nominee's name in the list above.)

2. Ratification of the selection of Ernst & Young, LLP, Certified Public Accountants, as independent public accountants of the Corporation for the year ending December 31, 2006.

                  [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN

3. In their discretion, on such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS NO. 1 and 2.

Please sign exactly as name appears below. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ______________________________, 2006

                                        _______________________________________
                                        (Signature)

                                        _______________________________________
                                        (Signature, if held jointly)

Your vote is important. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.